Exhibit 99.1

     CYTOMEDIX, INC. APPOINTS JAMES S. BENSON, FORMER TOP EXECUTIVE AT FDA,
                           TO ITS BOARD OF DIRECTORS

ROCKVILLE, Maryland - November 1, 2004 - Cytomedix, Inc. (OTCBB:CYME) today announced the appointment of James S. Benson to its board of directors, filling a board vacancy.

"For more than twenty five years, Jim Benson has distinguished himself as a leading healthcare industry professional, with extensive experience within the regulatory environment. As Cytomedix continues to implement a strategy of simultaneously conducting FDA-approved clinical trials for its Autologel(TM) therapy, aggressively pursuing healthcare companies and practitioners infringing on the company's patents and securing licensing/royalty agreements, we expect to greatly benefit from Mr. Benson's experience and expertise," said Dr. Kshitij Mohan, chief executive officer of Cytomedix.

Commenting on his appointment, James Benson stated, "Chronic wound care treatment is a significant challenge for healthcare professionals. The company's patented-technology offers tremendous potential for patients suffering from a variety of these afflictions and I look forward to working with Kshitij and his team in implementing Cytomedix's strategy and making this therapy widely available to patients."

Benson retired from the Advanced Medical Device Association (AdvaMed, formerly know as The Health Industry Manufacturers Association, HIMA), where he served as executive vice president for Technical and Regulatory Affairs. Prior to that, he held numerous senior positions at the Food and Drug Administration (FDA) over a twenty-year period. He retired from the FDA as director of the Center for Devices and Radiological Health (CDRH). Earlier, he served as deputy commissioner of the FDA, and also as its acting commissioner for a one-year period.

During his tenure with the FDA, he worked closely with other Federal Agencies, especially the National Institutes of Health and the Centers for Disease Control and Prevention.

He has also actively worked with the Congress in creating three separate pieces of legislation affecting the FDA: The Food and Drug Modernization Act of 1997, the Biomaterials Access Act of 1998, and the Medical Device User Fee and Modernization Act of 2002.

Subsequent to his retirement from the FDA, he has served as a consultant for numerous medical device companies and as an expert witness on several court cases. He is a member of several professional societies and served as a board of trustee for one organization.

Benson earned a Bachelor of Science degree in civil engineering from the University of Maryland and a Master of Science degree in nuclear engineering from the Georgia Institute of Technology.

About Cytomedix

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates. The company owns proprietary technology for the creation of autologous platelet gel composed of multiple growth factors and fibrin matrix. Additional information is available at the company's website at www.cytomedix.com.

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Forward Looking Statements

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall with the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.